Active Power Reports Third Quarter 2015 Results

Backlog Improves 45% Year-over-Year

AUSTIN, Texas (Oct. 27, 2015) - Active Power, Inc. (NASDAQ: ACPW), a manufacturer of flywheel technology solutions for mission critical and renewable applications worldwide, reported results for the third quarter and nine months ended Sept. 30, 2015.

Highlights

•
Total revenue increased 17% to $14.9 million in the third quarter of 2015 from $12.7 million in the third quarter of 2014, and grew 33% to $44.9 million for the first nine months ended Sept. 30, 2015, compared to $33.8 million in the first nine months of 2014

•
Bookings increased 25% to $17.0 million in the third quarter of 2015 from $13.6 million in the third quarter of 2014, and grew by 23% to $53.5 million for the first nine months ended Sept. 30, 2015, compared to $43.4 million in the first nine months of 2014

•
Increased bookings included large CleanSource® HD uninterruptible power supply (UPS) orders to be shipped over the next several quarters, including two multimillion dollar orders from one of the world’s largest online services providers

•	Book-to-bill ratio of 1.14 for the third quarter of 2015 marked seven consecutive quarters above 1.0

•	Backlog improved 45% or $11 million to $35.4 million at Sept. 30, 2015, compared to $24.4 million at Sept. 30, 2014

•	Gross margin was 31% for the first nine months ended Sept. 30, 2015, compared to 25% in the first nine months of 2014

•	Reduced net loss to $3.6 million in the first nine months ended Sept. 30, 2015, compared to a net loss of $10.8 million in the first nine months of 2014

•	Improved Adjusted EBITDA to a loss of $1.5 million in the first nine months ended Sept. 30, 2015, compared to a loss of $8.8 million in the first nine months of 2014

Management Commentary
“Our business is in a far healthier position now as compared to the same period in 2014 with strong bookings and backlog growth year-to-date and operating expenses continuing to trend down,” said Mark A. Ascolese, president and CEO, of Active Power.
“We remain focused on increasing bookings and backlog, operational excellence, and prudent cash management as we invest in targeted growth initiatives amid supportive trends, driving the need for optimized energy storage and power conditioning technologies. These priorities, coupled with an expanding opportunities pipeline and a highly differentiated product set, position the company for meaningful and sustainable long-term top and bottom line growth.”

Financial Results
Revenue in the third quarter of 2015 was $14.9 million, an increase of $2.2 million or 17% compared to $12.7 million in the year-ago period. The increase in revenue from the year-ago quarter was driven by higher modular infrastructure solutions (MIS) and service sales in the third quarter of 2015 and strength in the Americas, partially offset by slight weakness in the EMEA region. For the nine months ended Sept. 30, 2015, revenue was $44.9 million, an increase of $11.1 million or 33% compared to $33.8 million in the first nine months of 2014. This increase is primarily attributable to increases in MIS business from the company’s IT channel partner.

Gross margin in the third quarter of 2015 was 26% compared to 30% in the year-ago period. The decrease in gross margin from the year-ago quarter was primarily attributed to an unfavorable mix of lower margin UPS products, MIS mix containing a high proportion of third party content at lower margins, and lower absorption. For the nine months ended Sept. 30, 2015, gross margin was 31% compared to 25% in the first nine months of 2014. This increase was primarily related to a favorable mix of higher margin UPS sales along with higher MIS margins and improvements in manufacturing absorption on increased production.

Operating expenses in the third quarter of 2015 were $5.6 million compared to $5.9 million in the year-ago period, which reflects management’s productivity improvements and disciplined spending initiatives. For the nine months ended Sept. 30, 2015, operating expenses were $17.0 million compared to $18.7 million in the first nine months of 2014. The decreases in operating expenses were primarily due to lower spending on materials and services for product development and lower salary, commissions, and employee benefits, partially offset by increased expense for management incentive plan accruals.

Net loss in the third quarter of 2015 was $1.7 million or $(0.08) per share compared to a net loss of $2.5 million or $(0.11) per share in the year-ago period. The decrease in net loss from the year-ago quarter was due to higher revenue and lower operating expenses in the third quarter of 2015. For the nine months ended Sept. 30, 2015, net loss was $3.6 million or $(0.15) per share compared to a net loss of $10.8 million or $(0.48) per share in the first nine months of 2014. This decrease was due to higher revenue and lower operating expenses.

Adjusted EBITDA in the third quarter of 2015 was a loss of $1.0 million compared to a loss of $1.8 million in the year-ago period. The improvement in Adjusted EBITDA from the third quarter of 2014 was primarily due to increased revenue resulting in a lower net loss in the third quarter of 2015. For the nine months ended Sept. 30, 2015, Adjusted

EBITDA loss was $1.5 million compared to a loss of $8.8 million in the first nine months of 2014. An EBITDA reconciliation is provided below.

Bookings and Backlog
Bookings in the third quarter of 2015 were $17.0 million compared to bookings of $13.6 million in the year-ago period. Third quarter orders of $17.0 million resulted in a book-to-bill ratio of 1.14. On a cumulative year-to-date basis through Sept. 30, 2015, bookings were $53.5 million, resulting in a book-to-bill ratio of 1.20. Backlog was $35.4 million at Sept. 30, 2015, up from $24.4 million at Sept. 30, 2014. Of the total backlog, $6.8 million, primarily associated with long-term service contracts, is not expected to be filled in the following 12 months.

Bookings amounts represent anticipated revenue from product orders received during the period that are believed to be firm and from service contracts. Backlog represents the amount of anticipated revenue from prior bookings at the end of the period. Please refer to the Supplemental Information following the Condensed Consolidated Balance Sheets for more detail regarding bookings.

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, Oct. 27, 2015, at 8:30 a.m. (ET) to discuss its third quarter 2015 results. Interested parties can dial into the conference call at the time of the event at (888) 427-9419. For callers outside the U.S. and Canada, please dial (719) 325-2464.

For parties wanting to listen live via the web, a webcast button is located on Active Power's investor relations website at http://ir.activepower.com. A replay of the webcast will be available via Active Power’s investor relations website.

About Active Power
Active Power (NASDAQ: ACPW) designs and manufactures flywheel uninterruptible power supply (UPS) systems, modular infrastructure solutions (MIS), and energy storage products for mission critical and renewable applications worldwide. The company’s products deliver an unmatched combination of reliability and total cost of ownership for the world’s leading organizations. Customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Active Power and CleanSource are registered trademarks of Active Power, Inc. Driven by Motion and the Active Power logo are trademarks of Active Power, Inc.

Non-GAAP Financial Measure
This press release includes information about Adjusted EBITDA, which is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). At the end of the following tables, Active Power has provided a reconciliation of historical Adjusted EBITDA to GAAP net loss, the most directly comparable GAAP financial measure, under the heading “Reconciliation of Net Loss to Adjusted EBITDA.” Active Power encourages investors to review this reconciliation in conjunction with our presentation of Adjusted EBITDA. See “About Presentation of Adjusted EBITDA” at the end of the following tables for our definition of Adjusted EBITDA and for an important discussion about the use of this metric.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by references to future periods, and include statements we make regarding anticipated:

•	bookings and backlog;

•	expense control;

•	cash management;

•	customer need and demand for our products; and

•	positioning the company for meaningful and sustainable long-term top and bottom line growth.

Actual results and the outcomes of future events could differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties, including, but not limited to: the possibility backlog may not result in revenue; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; financial results that may vary significantly from quarter to quarter due to seasonality and volatility in customer demand; an increase in sales of our MIS products may materially increase the amount of working capital required to fund our operations; risks related to our international operations; our dependence on our relationships with Caterpillar, Inc., Hewlett Packard, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors; product performance and quality issues; our underutilized manufacturing capacity and lack of experience manufacturing our products in large quantities; the level of acceptance of our current and future products; significant competition; intellectual property claims; and our continued ability to borrow under our credit agreement or raise capital as needed to support the business.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information.

Media Contact:
Lee Higgins
Senior Manager, PR and IR
(512) 744-9488
lhiggins@activepower.com

Investor Contact:
Jordan Darrow
Darrow Associates
(631) 367-1866
jdarrow@darrowir.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(unaudited)		(unaudited)
	2015	2014	2015	2014

Revenues:
Product revenue	$11,168	$9,729	$33,621	$24,670
Service and other revenue	3,744	2,963	11,275	9,114
Total revenue	14,912	12,692	44,896	33,784

Cost of goods sold:
Cost of product revenue	8,496	7,490	24,556	19,747
Cost of service and other revenue	2,492	1,442	6,611	5,434
Total cost of goods sold	10,988	8,932	31,167	25,181
Gross profit	3,924	3,760	13,729	8,603

Operating expenses:
Research and development	1,448	1,516	4,394	5,196
Selling and marketing	2,636	2,891	8,057	8,931
General and administrative	1,468	1,455	4,550	4,530
Total operating expenses	5,552	5,862	17,001	18,657
Loss from Operations	(1,628)	(2,102)	(3,272)	(10,054)

Interest expense, net	(95)	(94)	(252)	(301)
Other income (expense), net	(13)	(42)	(29)	(170)

Loss before income taxes	(1,736)	(2,238)	(3,553)	(10,525)
Income tax expense	—	(258)	—	(258)
Net loss	$(1,736)	$(2,496)	$(3,553)	$(10,783)

Net Loss per share, basic and diluted	$(0.08)	$(0.11)	$(0.15)	$(0.48)

Shares used in computing net loss per share, basic and diluted	23,135	23,124	23,132	22,271

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
	September 30, 2015	December 31, 2014

	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$10,615	$14,824
Restricted cash	37	40
Accounts receivable, net of allowance for doubtful accounts of $109 and $212 at September 30, 2015 and December 31, 2014, respectively	14,063	11,222
Inventories, net	7,938	6,845
Prepaid expenses and other	438	800
Total current assets	33,091	33,731
Property and equipment, net	2,064	2,076
Deposits and other	280	291
Total assets	$35,435	$36,098

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,119	$4,044
Accrued expenses	4,330	4,134
Deferred revenue	3,678	2,771
Revolving line of credit	5,535	5,535
Total current liabilities	18,662	16,484
Long-term liabilities	630	821
Commitments and contingencies
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	—	—
Common stock - $0.001 par value; 40,000 shares authorized; 23,169 and 23,162 issued and 23,108 and 23,094 outstanding at September 30, 2015 and December 31, 2014, respectively	23	23
Treasury stock	(239)	(231)
Additional paid-in capital	303,710	302,667
Accumulated deficit	(287,548)	(283,995)
Other accumulated comprehensive income	197	329
Total stockholders' equity	16,143	18,793
Total liabilities and stockholders' equity	$35,435	$36,098

Active Power, Inc.
Supplemental Information (in thousands)

Revenue by Product	Three Months Ended						Nine Months Ended
	September 30, 2015	% of total	September 30, 2014	% of total	June 30, 2015	% of total	September 30, 2015	% of total	September 30, 2014	% of total

UPS	$5,528	37%	$8,383	66%	$8,838	53%	$21,543	48%	$21,178	63%
MIS	5,640	38%	1,346	11%	4,067	24%	$12,078	27%	$3,492	10%
Total Product Revenue	11,168	75%	9,729	77%	12,905	77%	$33,621	75%	$24,670	73%
Service	3,744	25%	2,963	23%	3,950	23%	$11,275	25%	$9,114	27%
Total Revenue	$14,912	100%	$12,692	100%	$16,855	100%	$44,896	100%	$33,784	100%

Revenue by Geography

Americas	$12,057	81%	$9,124	72%	$11,582	69%	$33,502	75%	$23,106	68%
EMEA	1,878	13%	2,920	23%	4,991	29%	$9,893	22%	$8,581	25%
Asia	977	6%	648	5%	282	2%	$1,501	3%	$2,097	6%
Total Revenue	$14,912	100%	$12,692	100%	$16,855	100%	$44,896	100%	$33,784	100%

Active Power, Inc.
Supplemental Information (in thousands)

Total Bookings	Three Months Ended					Nine Months Ended
	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	September 30, 2015

Bookings	$13,580	$18,500	$19,171	$17,322	$16,992	$53,485
Book to Bill Ratio	1.07	1.21	1.46	1.03	1.14	1.20

Reconciliation of Net Loss to Adjusted EBITDA
(Thousands)
	Three Months Ended			Nine Months Ended
	September 30, 2015	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2014

Net Loss	$(1,736)	$(2,496)	$(258)	$(3,553)	$(10,783)
Interest Expense	95	94	78	252	301
Depreciation Expense	239	304	231	763	925
Stock Based Compensation	369	247	351	1,043	798
Impairment of Long-Lived Assets	—	4	—	—	(15)
Adjusted EBITDA	$(1,033)	$(1,847)	$402	$(1,495)	$(8,774)

About Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with GAAP, and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines Adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define Adjusted EBITDA differently. The company presents Adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power, Inc. nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.